Exhibit 16

RULE 17J-1 CODE OF ETHICS

THE PAUL REVERE VARIABLE ANNUITY CONTRACT

ACCUMULATION FUND

THE PAUL REVERE VARIABLE ANNUITY INSURANCE COMPANY

MASSACHUSETTS FINANCIAL SERVICES COMPANY

I.	DUTY OF CARE AND LOYALTY

This Code of Ethics (“Code”) is based on the principle that the officers, managers and certain other persons of The Paul Revere Variable Annuity Contract Accumulation Fund (“Fund”), The Paul Revere Variable Annuity Insurance Company (“Adviser”), and Massachusetts Financial Service Company (“Sub-Adviser”) owe a fiduciary duty to, among others, the Fund, and the contract owners and participants of the Fund. The Code applies to every director, manager, officer, general partner, Portfolio Manager, or Advisory Person of the Fund, Adviser and Sub-Adviser as described below and required by SEC Rule 17j-1(a)(1) (“Access Persons”). All such Access Persons must avoid activities, interests, relationships or conflicts of interest that might interfere with making decisions in the best interests of the Fund and its contract owners.

II.	DUTY OF CARE AND LOYALTY

Access Persons may not:

1.	Employ any device, scheme or artifice to defraud the Fund;

2.	Make and untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

3.	Engage in any act practice or course of business that operates or would operate as a fraud of deceit on the Fund; or

4.	Engage in any manipulative practice with respect to the Fund.

Questionable situations should be resolved in favor of the Fund and technical compliance with the Code’s procedures will not necessarily insulate from scrutiny any trades or other situations that indicate an abuse of your duties.

III.	IMPLEMENTATION OF THE CODE

The Chief Compliance Officer of the Fund, Adviser and Sub-Adviser will be responsible for implementation of this Code, including the issuance of procedures, forms and guidelines as deemed necessary for such implementation. Any questions concerning this Code should be directed to the Chief Compliance Officer.

IV.	ACCESS PERSON REPORTING REQUIREMENTS

Every Access Person of the Fund must provide to the Chief Compliance Officer personal holdings disclosure reports as described below. Each report must include the date that the report was submitted to the Chief Compliance Officer. The Chief Compliance Officer will identify all Access Persons who are required to make reports under Section IV of this Code and will inform those persons of their reporting obligations. A list of all persons required to make reports under this section will be maintained as described in Section XIII of this Code. An Access Person of the Adviser does not need to make the reports described below to the extent information required in the report would duplicate information required to be recorded by Rule 204-2(a)(13) under the Advisers Act (generally that information contained in reports provided under the Adviser’s Code of Ethics adopted pursuant to Rule 204A-1 under the Advisers Act.

A.	Initial Holdings Report.

No later than 10 days after the person becomes an Access Person, each Access Person, except for Independent Fund Managers, must submit an Initial Holdings Report including the title, number of shares, and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person (such information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person). In addition, with respect to brokerage accounts, the Initial Holdings Report must include the name of any broker, dealer, or bank with whom the Access Person maintained an account in which Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person. The report must also indicate the date it is submitted by the Access Person.

B.	Quarterly Transaction Report.

No later than 30 days after the end of a calendar quarter, each Access Person must submit a Quarterly Transaction Report that contains the following:

1.	Transaction Summaries. A summary of all transactions conducted during the quarter in Covered Securities in which the Access Person had any direct or beneficial ownership and indicating the status of any and all outside directorships. The Transaction Summaries must include:

a.	The nature and date of the transaction (i.e. purchase, sale, or any other type of acquisition or disposition);

b.	The title, interest rate, maturity date (if applicable), number of shares, and principal amount of each Covered Security involved;

c.	The name of the broker, dealer or bank with or through which the transaction was effected;

d.	The price of the Covered Security at which the transaction was effected; and

e.	The date the report is submitted by the Access Person.

2.	Accounts Report. In addition, with respect to brokerage accounts, the Quarterly Transaction Report must include the name of any broker, dealer, or bank with whom an account was established during the quarter in which Securities were held for the direct or indirect benefit of the Access Person and the date such account was established.

Access Persons are not required to submit a Quarterly Transaction Report with respect to:

1.	Securities held in accounts over which the Access Person had no direct or indirect control or influence;

2.	Transactions effected pursuant to an automatic investment plan; or

3.	Duplicate information contained in broker trade confirmations or account statements that the Adviser holds in its records, as long as the Adviser receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

Independent Fund Managers are not required to submit Quarterly Transaction Reports as required by this section unless the Independent Fund Manager knew or, in the course of fulfilling his or her official duties as a Fund Manager, should have known, that during the fifteen day period immediately before or after the Independent Fund Manager’s transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or its investment adviser considered purchasing or selling the Covered Security.

In the event that an Access Person is required by this section to file a Quarterly Transaction Report for a period in which he or she cannot identify any personal holdings or transactions which would require reporting, the Access Person will instead file a signed Certification of Exemption, certifying that he or she is not required to report any holdings or transactions in the said period.

C.	Annual Holdings Report.

According to a schedule adopted by the Chief Compliance Officer, each Access Person must submit an Annual Holdings Report which is current as of a date no more than 45 days before the report is submitted. The Annual Holdings Report must include the following:

1.	Holdings Summary. The title, number of shares, and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership. In addition, with respect to brokerage accounts, the Annual Holdings Report must include the name of any broker, dealer, or bank with whom the Access Person maintained an account in which Securities were held for the direct or indirect benefit of the Access Person. The report must also indicate the date it is submitted by the Access Person. Independent Fund Managers do not need to submit a Holdings Summary.

2.	Annual Certification of Compliance. Each Annual Holdings Report will also include an Annual Certification of Compliance, signed by the Access Person, in which the Access Person certifies that he or she has read and understands this Code, has complied with the requirements of this Code, and has reported all Securities Transactions in Accounts required to be disclosed or reported pursuant to the requirements of this Code.

V.	PRE-CLEARANCE REQUIREMENTS

A.	Request for Preclearance

In order to attempt to obtain preclearance from the Chief Compliance Officer, an Access Person must submit in writing a completed and executed Access Person Preclearance Request Form (Appendix 1), which shall set forth the details of the proposed transaction. Preclearance of the transaction as described on such Form shall be evidenced by the signature of the Chief Compliance Officer thereon. The Chief Compliance Officer shall retain a copy with all required signatures and a copy placed in the Access Person’s file.

B.	Conditions to be Satisfied

Upon written request from an Access Person as provided in Section V.A. above, the Chief Compliance Officer shall have the sole discretion to preclear a personal Securities Transaction, without being required to specify any reason for such determination. The Chief Compliance Officer shall make such determination in accordance with the descriptions of exempt transactions noted in Section VII below.

C.	Additional Factors to be Considered

In addition to the factors set forth above, the Chief Compliance Officer may take into account, among other factors, each of the following:

1.	Whether the amount or nature of the transaction is likely to affect the price or market for the security.

2.	Whether the Access Person making the proposed purchase or sale is likely to benefit from purchases or sales being made or being considered by an Advisory Client.

Preclearance granted to an Access Person in accordance with this Code is only effective for five (5) business days from (and including) the date of such preclearance. If the trade is not made within five (5) business days, a new clearance must be obtained.

VI.	PROHIBITED TRANSACTIONS

All Advisory Persons and their Immediate Families are prohibited from engaging in any of the following Securities Transactions in Accounts, absent pre-approval of the transaction from the Chief Compliance Officer as described in Section V of this Code.

A.	Any transaction in a Covered Security while in possession of material nonpublic information regarding the Covered Security or the issuer of the Covered Security. This prohibition applies to all Access Persons;

B.	Transactions intended to raise, lower, or maintain the price of any Covered Security or to create a false appearance of active trading. This prohibition applies to all Access Persons;

C.	Purchases or sales of Covered Securities, or writing an option to purchase or sell a Covered Security, at a time when the Person has knowledge of an intention to purchase or sell that Covered Security on behalf of the Fund. This prohibition applies whether the Securities Transaction is in the same (two purchases) or the opposite (a purchase and sale) direction of the transaction of the Fund. This prohibition applies to all Access Persons;

D.	Any purchase or sale of Covered Securities, including writing an option to purchase or sell a Covered Security, on any day during which the Fund has a pending “buy” or “sell” order in the same Covered Security until that order is executed or withdrawn, unless an explanation of why the trade is necessary is provided and provision is made for the Fund trade to take precedence, in terms of price, over the trade in question;

E.	Any acquisition of Securities in an Initial Public Offering (other than a new offering of a registered open-end investment company);

F.	Any acquisition of Covered Securities in a Limited Offering or private placement. The Chief Compliance Officer may give permission after considering, among other factors, whether the investment opportunity should be reserved for the Fund and whether the opportunity is being offered to the Advisory Person by virtue of his or her position. In the event any Advisory Person is authorized to acquire and has acquired Covered Securities in a Limited Offering, he or she is required to disclose that investment to the Chief Compliance Officer if the investment plays a part in any subsequent consideration of an investment in the issuer by the Fund. The decision to purchase Securities of the issuer by the Fund must be authorized by the Chief Compliance Officer. A record of any approval granted under this paragraph and the reasons for such approval will be maintained as described in Section XIII of this Code;

G.	Purchases of a Portfolio Security within 60 days of a sale of the Portfolio Security, and sales of a Portfolio Security within 60 days of a purchase of the Portfolio Security absent an agreement to give up all profits of the transaction; and

H.	Purchases or sales of Covered Securities, or writing an option to purchase or sell a Covered Security, within seven calendar days of a purchase or sale of the same Covered Securities by the Fund.

VII.	EXEMPTIONS

The following Securities Transactions are exempt from the preclearance requirements set forth in Section V and the prohibitions set forth in Section VI:

•	Purchases or sales of shares of registered open-end investment companies;

•	Purchases or sales effected in any account over which the Access Person (i) has no direct or indirect influence or control, or (ii) has given discretionary investment authority to an independent third party;

•	Purchases or sales that are non-volitional on the part of the Access Person;

•	Purchases that are part of an automatic dividend reinvestment plan; or

•	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired.

VIII.	CONFIDENTIALITY

All information obtained from any Access Person hereunder shall be kept in strict confidence, except that reports of Securities Transactions hereunder will be made available to the SEC or any other regulatory or self-regulatory to the extent required by law or regulation.

IX.	GIFTS

A.	Accepting Gifts

On occasion, because of their position with Adviser and Sub-Adviser, or the Fund, the Portfolio Manager or other Advisory Persons may be offered, or may receive without notice, gifts from clients, outside vendors, or other persons who do business or are seeking to do business with Adviser and Sub-Adviser, or the Fund. Solicitation of such gifts or gratuities is unprofessional and is strictly prohibited. This provision shall not apply to gifts received from immediate family members who give any such gifts in that capacity.

Acceptance of extraordinary or extravagant gifts is not permissible. Any such gifts must be declined or returned in order to protect the reputation and integrity of Adviser and Sub-Adviser, and the Fund. Gifts of a nominal value (i.e., gifts with a reasonable value of no more $100 a year) and customary business lunches, dinners, entertainment (e.g., sporting events), and promotional items (e.g., pens, mugs, T-shirts) may be accepted.

If any gift is received that might be prohibited under this Code, the Portfolio Manager or Advisory Person involved must immediately inform the Chief Compliance Officer.

B.	Giving Gifts

The Portfolio Manager and other Advisory Persons may not give any gift with a value in excess of $100 per year to persons associated with securities or financial organizations, other member organization, including exchanges, commodity firms, news media, or clients of Adviser and Sub-Adviser. This provision shall not apply to gifts to immediate family members given in that capacity.

X.	INVESTIGATIONS AND REVIEWS

A.	Investigating Violations of the Code

The Chief Compliance Officer is responsible for investigating any reported or suspected violation of the Code and imposing sanctions. Any such investigation may be delegated to the UnumProvident Corporation Office of Business Practices and Ethics (“OBPE.”).

B.	Annual Reports

The Chief Compliance Officer will review the Code at least once a year, in light of legal and business developments and experience in implementing the Code, and will prepare an annual report to the Fund’s Board of Managers. The report will:

1.	Describe any issues arising under this Code since the last report to the Board of Managers, including but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and

2.	Certify that the Fund, Adviser and Sub-Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

XI.	REMEDIES

A.	Sanctions

If the Chief Compliance Officer or OBPE determines that any Access Person has committed a violation of this Code, the Chief Compliance Officer or OBPE may recommend the imposition of such sanctions, subject to review as set forth below, as it deems appropriate, including reversal of the transaction(s) in question and forfeiture of any profit or absorption of any loss derived therefrom, a letter of censure, or suspension or termination of the employment of the violator for cause.

B.	Review

Whenever the Chief Compliance Officer or OBPE determines that any Access Person has committed a violation of this Code that merits remedial action, it will report to the President of the Fund or Adviser, as applicable, information relating to the investigation of the violation, including any recommended sanctions. The President of the Fund or Adviser, as applicable, shall have the power to modify or increase the sanction as he or she deems appropriate. In performing this function, the President of the Fund or Adviser, as applicable, shall have access to all information considered by the Chief Compliance Officer in relation to the case.

XII.	APPROVAL OF CODES AND MATERIAL AMENDMENTS THERETO

A.	The Board of Managers of the Fund, including a majority of the independent Managers thereof, shall approve the Codes of Ethics of the Fund, the Adviser, the Sub-Adviser and the principal underwriter of the Fund. No principal underwriter of the Fund or investment adviser or sub-adviser to the Fund may be appointed subsequent to adoption of the Code of Ethics unless and until the Code of Ethics of that entity has been approved by the Board of Managers of the Fund, including a majority of the independent Managers thereof. Following initial approval of the Code of Ethics of the Adviser, the Sub-Adviser or the principal underwriter of the Fund, any material change to such Code must be approved by the Board of Managers of the Fund, including the independent Managers thereof, within six months of said amendment. No amendment of this Code may be made unless and until approved by the Board of Managers of the Fund, including a majority of the independent Managers thereof.

B.	In approving a Code of Ethics, the Board of Managers shall have secured a certificate from the entity that adopted the Code that it has adopted procedures reasonably necessary to prevent its access persons from violating the Code in question.

XIII.	RECORDKEEPING

A copy of all of the following information, supplied pursuant to this Code, will be retained at the principal place of business of the Fund for at least five years after the end of the fiscal year in which the report is submitted:

A.	A copy of the current Code of Ethics, in addition to a copy of any Code of Ethics in effect at any time within the past five years;

B.	A record of any violation of this Code, and of any action taken as a result of the violation;

C.	A copy of each Personal Holdings Report (including Initial Holdings Reports, Quarterly Transaction Reports, and Annual Holdings Reports), including any information submitted in lieu of such reports (as described in Section IV), or Certifications of Exemption submitted by Access Persons (as described in Section IV);

D.	A list of all persons, currently or within the last five years, who are or were required to make Personal Holdings Reports, and the names of the Chief Compliance Officer and other persons who are or were responsible for reviewing those reports (as described in Section IV of this Code);

E.	The Annual Report of the Chief Compliance Officer (as described in Section XII).

F.	A record of any pre-clearance approval of investments, and the reasons for such approval (as described in Section V); and

G.	A record of any approval granted for acquisition of Securities in an Initial Public Offering or Limited Offering and the reasons for such approval (as described in Sections VI.E and VI.F);

All such reports and information will be made available for reasonable periodic or any other special inspection by the Chief Compliance Officer, the Chief Compliance Officer, any party to which any investigation is referred by any of the foregoing, the Securities and Exchange Commission, any self-regulatory organization, and any state securities commission.

Enclosures forming part of this Code: Procedures and Definitions Appendix.

THE PAUL REVERE VARIABLE ANNUITY CONTRACT

ACCUMULATION FUND

CODE OF ETHICS

DEFINITIONS

I.	Definitions

Access Person is defined as any director, officer, general partner, or Advisory Person of the Fund or the Fund’s investment adviser, including sub-advisers. If an investment adviser’s primary business is advising Funds or other advisory clients, all of the investment advisor’s directors, officers and general partners are presumed to be Access Persons of any Fund advised by the investment adviser. All of a Fund’s directors, officers, and general partners are presumed to be Access Persons.

Advisory Person is defined as any director, officer, general partner or employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to purchases or sales, and any natural person in a control relationship to the Fund or investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

Account is defined as the following securities accounts: any personal account; any joint or tenant-in-common account in which the person has an interest or is a participant; any account for which the person acts as trustee, executor, or custodian; any account over which the person has investment discretion or otherwise can exercise control (other than non-related clients’ accounts over which the person has investment discretion), including the accounts of entities controlled directly or indirectly by the person; any other account in which the person has a direct or indirect Beneficial Interest and any account in which an Immediate Family member has a Beneficial Interest; provided, however that Account shall not include any Securities Account over which the Person has no investment discretion and cannot exercise control over any investment decisions; including any blind trusts.

Beneficial Ownership/Interest means a direct or indirect “pecuniary interest” (as defined in subparagraph (a)(2) of Rule 16a-1 under the Securities Exchange Act of 1934) that is held or shared by a person directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, in a security. The term “pecuniary interest,” as it is defined under the 1934 Act, is generally understood to mean having the opportunity to share, directly or indirectly, in any profit or loss on a transaction in Securities, including but not limited to all joint accounts, partnerships and trusts. An Access Person is presumed to have Beneficial Ownership of any immediate family member’s account.

Covered Security is defined as a security as defined in section 2(a)(36) of the Investment Company Act of 1940, as amended, (“1940 Act”), except that it does not include direct obligations of the United States government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, repurchase agreements, or shares issued by open-end funds.

Immediate Family is defined as a person’s spouse, a person’s minor child, any adult residing in the same household as the person, any relative dependant on the person for financial support, and any other person designated by the Chief Compliance Officer.

Independent Fund Director is defined as a director of the Fund who is not an “interested person” of the fund within the meaning of Section 2(a)(19) of 1940 Act, 15.

Initial Public Offering is defined as an offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

Limited Offering is defined as an offering that is exempt from registration under the 1933 Act pursuant to section 4(2) or section 4(6) or 77d(6)) or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act.

Portfolio Manager is defined as the person with principal day-to-day responsibility for managing the Fund’s portfolios.

Portfolio Securities is defined as stocks, notes, bonds, debentures, or other evidences of indebtedness, and all derivative investments, such as options and warrants, being held by the Fund, or presently being contemplated for purchase by the Fund.

Securities Transaction is defined as a purchase or sale of securities, or writing an option to purchase or sell a Covered Security.

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Appendix 2

ACCESS PERSON PRECLEARANCE REQUEST FORM

Chief Compliance Officer:

On each of the dates proposed below, I hereby request permission to effect a transaction in the securities indicated below on behalf of myself, my Immediate Family (as defined in the Code of Ethics dated                      (the “Code”) adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended), trusts of which I am trustee or another account in which I have a beneficial interest or legal title, and which are required to be pre-approved pursuant to the Code.

(Use approximate dates and amounts of proposed transactions.)

Name of Security	Proposed Date of Transaction	No. of Shares or Principal Amount	Dollar Amount Of Transaction	Nature of Transaction (Purchase, Sale, Other)	Broker/ Dealer or Bank	Price

Name:

Title:

Entity:

Date:	Signature:

Permission Granted		Permission Denied

Date:	Signature:
Chief Compliance Officer

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